Exhibit 10.21

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of May 15, 2013 by and between William C. Gibbs (“Executive”) and American Sands Energy Corp., a Delaware corporation, as successor to GreenRiver Resources Corp., an Alberta, Canada corporation, and GreenRiver Resources, Inc., a Utah corporation, for the purpose of amending the Employment Agreement, dated as of August 1, 2007, as amended by an Amendment to Employment Agreement dates as of August 12, 2009 (collectively, the “Original Agreement”).

Whereas, the parties entered into the Original Agreement to secure the services of Executive;

Whereas, the Company and the Executive desire to amend the terms of the Original Agreement as provided herein;

Now, therefore, it is hereby agreed as follows:

1.	Effective as of January 1, 2103, the Executive’s salary, as set forth in Section 6(a) of the Original Agreement, shall be temporarily reduced to $276,000 per year. Upon receipt by the Company of gross proceeds of $10,000,000, or more (whether from debt, equity, a combination of debt and equity, or through a single financing or series of financings), the CEO’s salary will return to $400,000 per annum.
2.	Effective January 1, 2013, Executive’s salary will accrue until a minimum of $2 million of gross proceeds has been raised by the Company (whether from debt, equity, a combination of debt and equity, or through a single financing or series of financings), at which time Executive’s salary shall be paid in equal monthly installments. At the time of such financing, Executive will be paid four (4) months of such accrued salary.
3.	Any salary remaining unpaid following a financing of $2 million, will convert into the same type of security (debt or equity) and on the same terms and conditions of a financing of $5 million or more. If a financing is closed by the Company of $5 million or more prior to the closing of a financing of $2 million as described in Section 2 above, Executive shall be paid accrued salary as set forth therein, and shall convert the remaining salary as set forth above. Executive shall have the flexibility to determine and set the conversion date; provided, however, that the conversion ratio will be set as of the closing date of such financing.
4.	All amounts outstanding for salary for calendar 2012 shall remain due to Executive and shall be paid immediately upon the close of a financing (whether debt or equity) by the Company of at least $2,000,000. All outstanding expenses of the Executive incurred prior to May 1, 2013, shall be shall be paid immediately upon financing of at least $500,000.

5.	The outstanding accrued salary of the Executive as shown on the 12/31/12 10-Q of the Company will stop accumulating interest as of January 1, 2013 and will automatically convert into common stock at the ratio of $0.50/share upon the successful close of a financing of at least $10,000,000. At the election of the Executive, the Company will pay to Executive an amount in cash equal to the amount the Executive owes in taxes in connection with the receipt of the deferred salary payment as provided above. The cash payment will be made at the same time the deferred salary is converted hereunder. There will be a dollar for dollar reduction in shares issued to the CEO for funds funded by the Company for such taxes. In addition, Executive agrees to consult with an accountant or attorney specializing in taxes, and if Executive can defer taxes which may become due in connection with the conversion of such amounts until the time Executive sells such shares into which such outstanding amounts convert, Executive agrees to convert such shares at such time; provided the Company’s obligation to pay such taxes shall continue.
6.	Except as set forth herein, all other terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

American Sands Energy Corp.	GreenRiver Resources, Inc.

BY: _/s/ Daniel F. Carlson_________	BY: _/s/ William C. Gibbs_____
NAME: Daniel F. Carlson	NAME: William C. Gibbs
TITLE: Chief Financial Officer	TITLE: President

Executive

_/s/ William C. Gibbs__